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                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Kemet Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-60092) on Form S-8 (Kemet Employees Savings Plan), the Registration Statement (No. 33-96226) on Form S-8 (Kemet 1992 Key Employee Stock Option Plan) and the Registration Statement (No. 33-98912) on Form S-3 (Kemet 1992 Executive Stock Options) of our report dated April 21,1997, relating to the consolidated balance sheets of Kemet Corporation and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statement of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which reports are included in the March 31, 1997 annual report of Form 10-K of Kemet Corporation.




                                       /S/ KPMG Peat Marwick LLP
                                       KPMG Peat Marwick LLP

Greenville, South Carolina
June 26, 1997